LianBio Announces Topline Results from Phase 3 LIBRA Trial of
TP-03 in Chinese Patients with Demodex Blepharitis

Shanghai and Princeton, NJ, October 30, 2023 – LianBio (Nasdaq: LIAN), a biotechnology company dedicated to bringing innovative medicines to patients in China and other major Asian markets, today announced topline results from the Phase 3 LIBRA clinical trial evaluating TP-03 in Chinese patients with Demodex blepharitis.

The co-primary endpoints of the LIBRA trial were mite eradication (mite density of 0 mites per lash) and complete collarette cure (collarette score of 0) at day 43. Results demonstrated statistically significant mite eradication in patients with Demodex blepharitis treated with TP-03 compared to vehicle (p<0.001). A positive, but not statistically significant trend (p=0.15) was also observed for complete collarette cure. TP-03 was well tolerated with a safety profile similar to that observed in other large-scale clinical trials, and there were no treatment-related discontinuations.

LianBio plans to discuss these results with the China National Medical Products Administration (NMPA) and expects to use these data to support a New Drug Application filing in China.

“Demodex blepharitis patients often experience significant impacts to their daily activities, and there are currently no approved medicines in China that eradicate the root cause of disease – the Demodex mite,” said Professor Zuguo Liu, M.D., Ph.D., Director of Xiamen Eye Center of Xiamen University, Principal Investigator of the LIBRA study. “I am highly encouraged by the results of the LIBRA trial, which demonstrate TP-03’s ability to drive statistically and clinically significant mite eradication in Chinese patients with Demodex blepharitis.”

“We are pleased that the LIBRA trial demonstrated significant Demodex mite eradication, the primary etiology of Demodex blepharitis, as well as a favorable safety profile. This is the first Demodex-specific therapy that treats the underlying cause of the disease, and we believe these data provide a foundation for pursuing regulatory approval in China,” said Yizhe Wang, Ph.D., Chief Executive Officer of LianBio. “We look forward to gaining a deeper understanding of how Demodex blepharitis impacts collarettes in Chinese patients and working with the ophthalmic community and regulatory authorities to make this therapy available to patients in China.”

LIBRA is a Phase 3 multicenter, double-blind, randomized, vehicle-controlled registrational study that evaluated the efficacy and safety of TP-03 in Chinese adult patients with Demodex blepharitis, with an open-label pharmacokinetics sub-study. More information about the LIBRA trial can be found on http://www.chinadrugtrials.org.cn/index.html (CTR20220726) and http://www.clinicaltrials.gov (NCT05629390).

About Demodex Blepharitis
Blepharitis is a common ocular condition that is characterized by inflammation of the eyelid margin, redness and ocular irritation. Demodex blepharitis is caused by infestation of Demodex mites, the most common ectoparasite found on humans. Demodex mites cause approximately 69% of blepharitis. Currently, there are no treatments approved by the NMPA for Demodex blepharitis.

About TP-03
TP-03 is a novel prescription eye drop for the treatment of Demodex blepharitis and is designed to target and eradicate the root cause of the disease – Demodex mite infestation. It is marketed in the U.S. under the brand name XDEMVY® (lotilaner ophthalmic solution) 0.25%. The active ingredient in TP-03 is lotilaner, a well-characterized agent that eradicates Demodex mites by selectively inhibiting the GABA-Cl channels. It is a highly lipophilic molecule, which may promote its uptake in the oily sebum of the eyelash follicles where the mites reside. TP-03 was evaluated in two pivotal trials in the United States collectively involving more than 800 patients. Both trials met the primary endpoint and all secondary endpoints, with statistical significance and no serious treatment-related adverse events. Most patients found TP-03 to be neutral to very comfortable. The most common ocular adverse reactions observed in the studies were site stinging and burning which was reported in 10% of patients. Other ocular adverse reactions reported by less than 2% of patients were chalazion/hordeolum (stye) and punctate keratitis.

LianBio in-licensed rights from Tarsus Pharmaceuticals for the development and commercialization of TP-03 in Mainland China, Hong Kong, Macau and Taiwan.

About LianBio
LianBio is a cross-border biotechnology company on a mission to bring transformative medicines to historically underserved patients in China and other Asian markets. Through partnerships with highly innovative biopharmaceutical companies around the world, LianBio is advancing a diversified portfolio of clinically validated product candidates with the potential to drive new standards of care across cardiovascular, oncology, ophthalmology, and inflammatory disease indications. LianBio is establishing an international infrastructure to position the company as a partner of choice with a platform to provide access to China and other Asian markets. For more information, please visit www.lianbio.com.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements. The words “plans,” “potential,” “expect,” “may,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include, but are not limited to, statements regarding LianBio’s plans to discuss the data from the LIBRA trial with the NMPA and to use these data to support a New Drug Application in China, and LianBio’s expectations that it will gain a greater understanding of how Demodex blepharitis impacts collarettes in Chinese patients and work with the ophthalmic community and regulatory authorities to make TP-03 available to patients in China. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the Company’s ability to successfully conduct its planned clinical trials and complete such clinical trials and obtain results on its expected timelines, or at all; competition from other biotechnology and pharmaceutical companies; general market conditions; the impact of changing laws and regulations and those risks and uncertainties described in LianBio’s filings with the U.S. Securities and Exchange Commission (SEC), including LianBio’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and LianBio specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers should not rely upon this information as current or accurate after its publication date.

For investor inquiries, please contact:
Elizabeth Anderson, VP Communications and Investor Relations
E: elizabeth.anderson@lianbio.com
T: +1 646 655 8390

For media inquiries, please contact:
Josh Xu, Director of Communications
E: josh.xu@lianbio.com
T: +86 136 6140 8315

Katherine Smith, Evoke Canale
E: katherine.smith@evokegroup.com
T: +1 619 849 5378